FOR IMMEDIATE RELEASE

May 6, 2008

The Castle Group, Inc. Announces

 Financial Results for First Quarter 2008 Compared to First Quarter 2007

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Total Gross Sales Recognized by Properties under Contract increased 87% to $23.5 million

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Total Revenues earned by The Castle Group, Inc. increased 21% to $6.0 million

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The Castle Group Achieves $330,000 in quarterly EBITDA

Honolulu, Hawaii – The Castle Group, Inc. (OTCBB: CAGU) holding company for Castle Resorts & Hotels, today announced its financial results for the first quarter of 2008 ending March 31, 2008.

Overall sales at the properties under contract with Castle grew to a record amount of $23.5 million for the first quarter, as compared to $12.5 million in the first quarter of 2007.  “This is indicative of the growth in the number of properties and the number of units under contract this year as compared to last,” said Alan Mattson, President and COO of The Castle Group, Inc.  He continued, “Castle’s revenues mirrored this increase by growing to $6.0 million during the quarter compared to $5.0 million in the first quarter of last year, in large part due to these new properties”.

Commenting on the results, Chairman and CEO of The Castle Group, Inc., Rick Wall said, “While revenues grew handsomely year over year, not all of this increase was translated into Net Income because of our decision to increase our investment in international expansion and development into Thailand and Vietnam.  We are strategically reinvesting some of the profits at this time in order to accelerate some of our future growth initiatives.”

First Quarter 2008 Financial Results

Total Company revenues increased by 21% to $6.0 million for the three months ended March 31, 2008, from $5.0 million in the comparable period in 2007. Revenue increases resulted from new properties under contract, the strengthening of the New Zealand dollar, and changes in rates and occupancy at the properties under Castle’s management worldwide.

Operating Expenses during the first quarter increased 18% year over year to $5.7 million as result of increases in property expenses, the decrease in the exchange rate with the New Zealand dollar and corporate and international staff growth in support of the new contracts signed last year.  In addition, during the first quarter the Company continued to incur incremental travel and administrative expenses related to establishing offices and personnel in Thailand and developmental activities in Vietnam.  “We view our developmental spending in Vietnam and Thailand as an investment.  Like many other companies who invest in Research and Development, we are spending on developing our business in these areas in order to secure new revenue sources for the future,” said Rick Wall, Chairman and CEO of The Castle Group, Inc.

The Company reported that EBITDA (earnings before interest taxes, depreciation and amortization) increased to $329,203 for the quarter from $186,336 in the first quarter of 2007.  Further, the Company’s Net Income for the first quarter increased to $99,658 from $19,702 in the year earlier period.

For more information see the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008, as filed with the Securities and Exchange Commission.

Plans for Growth

“We have recently observed a change in demand for hotel rooms at properties on all Hawaiian islands. This is primarily due to three factors: overall economic conditions, the loss of two significant airlines with their lift into Hawaii and increased airfares on the part of the other carriers,” said Alan Mattson, COO of The Castle Group, Inc.  He continued, “On the other hand, our expansion into Micronesia, New Zealand, Thailand, and Vietnam should tend to offset the impact of this trend for our Company.”

Rick Wall, Chairman and CEO of The Castle Group, Inc., commented, “In light of the tremendous opportunities outside of Hawaii and the positive reception we have received in Thailand and Vietnam, we are positioning the Company for even more aggressive growth in these international markets than we were initially targeting a few months ago.  While this will temper the bottom line growth we had been planning for 2008, we believe that by being opportunistic and investing now, the Company’s long term growth curve will be considerably enhanced.”

About The Castle Group, Inc.

Headquartered in Honolulu, The Castle Group, Inc. provides management and related hospitality services to hotel and resort condominiums under the trade name “Castle Resorts & Hotels.”  Since 1993, Castle’s geographic presence has expanded from the Hawaiian Islands to additional markets throughout the Asia/Pacific region, including Guam, Saipan, Thailand, and New Zealand.  Castle’s services include pre-opening technical services, customized hotel and resort operations management, state-of-the-art sales, marketing and reservations, expert property management and cost-effective renovations and interior design.  Castle offers travelers accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates, and projections of The Castle Group”s management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company’s periodic filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

This press release reports EBITDA, a measure not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), which reflects the Company’s earnings without the effect of depreciation, interest income or expense or taxes.  Castle’s management believes that in many ways it is a good alternative indicator of the Company’s financial performance as it removes the effects of non-cash depreciation and amortization of assets as well as the fluctuations of interest costs based on the Company’s borrowing history and increases and decreases in tax expense brought about by changes in the provision for future tax effects rather than current income

For more information, please contact:

Company Contact:

Donna Wheeler, Senior Director of Marketing

The Castle Group

Toll-Free: (800)-733-7753 (U.S./Canada/Guam/Saipan)

(808) 524-0900

(808) 521-9994 (fax)

pr@castleresorts.com

Investor Relations Contact:

Christi Mottola, Managing Partner

CCG Investor Relations

(949) 851-1109

(949) 223-0028 (fax)

Christi.Mottola@ccgir.com

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